SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

         Certification and Notice of Termination of Registration under

            Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.


                                        Commission File Number  333-84365-06
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                                  CWABS, Inc.
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            (Exact name of Registrant as specified in its charter)

                               4500 Park Granada
                  Calabasas, California 91302 (818) 225-3000
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              (Address, including zip code, and telephone number,
                including area code, of Registrant's principal
                              executive offices)

                                 CWABS, Inc.,
                   Countrywide Home Equity Loan Trust 2000-B
      Revolving Home Equity Loan Asset Backed Certificates, Series 2000-B
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           (Title of each class of securities covered by this Form)

                                     None
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             (Titles of all other classes of securities for which
                 a duty to file reports under Section 13(a) or
                                15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

                  Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

                  Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

                  Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]
                  Rule 12h-3(b)(1)(i)  [ ]

      Approximate number of holders of record as of the certification or notice date: 2
             --


         Pursuant to the requirements of the Securities Exchange Act of 1934, CWABS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   January 30, 2001                             BY: /c/ Michael Muir
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                                                             Michael Muir
                                                             Vice President